AMENDMENT TO
COMMON STOCK PURCHASE WARRANTS

     THIS AMENDMENT TO COMMON STOCK PURCHASE WARRANTS
("Amendment") is made and entered as of the 6th day of May, 2005 by eNucleus, Inc., a Delaware corporation (the "Company"), in favor of Barron Partners LP or its registered assigns (the "Warrant Holder").

A. The Company issued to Warrant Holder a Common Stock Purchase Warrant dated August 13, 2004 for 2,500,000 shares of Common Stock of the Company and a Common Stock Purchase Warrant dated August 13, 2004 for 1,000,000 shares of Common Stock of the Company (collectively, the "Warrants").

B. The Company desires to amend the Warrants in accordance with this Amendment.

     NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration and in consideration of the covenants and agreements set forth herein, the Company agrees to amend the Warrants as follows (all terms which are capitalized but not defined herein shall have the same meaning as set forth for such terms in the Warrants):

   1. Exercise Price. The Exercise Price per Share in the Warrants is hereby changed to $.35.

   2. Call by the Company. The right of the Company to call the Warrants as set forth in Section 6 of the Warrants is hereby deleted.

  3. Miscellaneous. Except as expressly modified hereby, the Warrants remain unmodified and in full force and effect.

						ENUCLEUS, INC.


						By:
						Its:






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